January 14, 1997



CFM Technologies, Inc.
1336 Enterprise Drive
West Chester, Pennsylvania  19380


               RE:  CFM Technologies, Inc.
                    Registration Statement on Form S-8

Gentlemen:

          We have acted as counsel to CFM Technologies, Inc.
(the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 1,858,331 shares of common stock of the Company, no par value per share (the "Shares"), issuable upon the exercise of options (the "Options") granted under the CFM Technologies, Inc. 1992 Employee Stock Option Plan, Options granted and to be granted under the CFM Technologies, Inc. Non-Employee Directors' Stock Option Plan and the CFM Technologies, Inc. Employee Stock Purchase Plan, and Options and restricted stock awards (the "Awards") granted and to be granted under the CFM Technologies, Inc. 1995 Incentive Plan (such plans, collectively, the "Plans").

          The opinion expressed below is based on the assumption that the Registration Statement on Form S-8 with respect to the Shares issuable upon the exercise of the Options and the satisfaction of the conditions of the Awards will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Shares are issued and that the persons acquiring the Shares will receive a prospectus containing all of the information required by Part I of Form S-8 before acquiring such Shares.

          In rendering our opinion, we have reviewed such certificates, documents, corporate records and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

          Based on the foregoing, we are of the opinion that the 1,858,331 Shares, when issued upon the exercise of Options or the satisfaction of conditions of Awards granted or to be granted under the Plans and upon payment of the option or purchase price, as the case may be, all in accordance with the terms of each of the Plans, as appropriate, will be legally issued, fully paid and non-assessable.

          We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.


                                   Very truly yours,



                                   BALLARD SPAHR ANDREWS & INGERSOLL